REPORT OF INDEPENDENT ACCOUNTANTS

     PRICE WATERHOUSE
     160 Federal Street
     Boston, MA 02110

     To the Board of Directors and Stockholders of New Dartmouth Bank

     In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, of changes in stockholders' equity and of cash flows, appearing on pages 24 through 45 of this report, present fairly, in all material respects, the financial position of New Dartmouth Bank and its subsidiaries at June 30, 1993 and 1992, and the results of their operations and their cash flows for the year ended June 30, 1993 and the period October 10, 1991 (date of commencement of operations) to June 30, 1992, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of New Dartmouth Bank; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     August 10, 1993.


     New Dartmouth Bank
     CONSOLIDATED BALANCE SHEETS


      (In thousands, except per share data)       June 30,      June 30,
                                                    1993          1992


      ASSETS

      Cash and due from banks                 $    44,923   $    34,164
      Interest bearing deposits in other banks        499         8,880
      Federal funds sold                                0         7,200
      Securities purchased under agreements to
        resell                                          0        34,000
      Securities held for sale                    363,261             0
      Securities held to maturity
         (market value $333,766 and $449,331
        respectively)                             331,087       445,728
      Due from Federal Deposit Insurance
        Corporation                                 6,893        33,334
      Mortgage loans held for sale                 15,163         4,466
      Loans:
         Subject to FDIC Small Loan protection    523,348       696,223
         Subject to FDIC "put" protection         285,206       389,568
         Other loans                              146,169        70,261
            Gross loans                           954,723     1,156,052
        Less:   Discount on loans acquired
                from FDIC                          42,086        42,669
          Gross loans net of discount on
            loans acquired from the FDIC          912,637     1,113,383
        Less:   Allowance for possible loan
                losses                             12,398        13,151
          Net loans                               900,239     1,100,232
      Premises and equipment, net                   5,833         4,113
      Other real estate owned                       1,729         1,068
      Other assets                                 30,869        30,123

          Total assets                        $ 1,700,496   $ 1,703,308


      (In thousands, except per share data)       June 30,      June 30,
                                                    1993          1992

      LIABILITIES AND STOCKHOLDERS' EQUITY

      Liabilities:
        Deposits:

          Demand deposits                       $    70,780  $    61,819
          N.O.W. accounts                           146,443      142,613
          Money market accounts                     107,315      138,486

          Savings                                   363,179      301,974
          Time deposits                             803,019      920,035
          Total deposits                          1,490,736    1,564,927

        Short-term borrowed funds:
          Securities sold under agreements to
             repurchase                              31,808       10,940
          Other short-term borrowed funds                 0          234
          Total short-term borrowed funds            31,808       11,174

          Federal Home Loan Bank advances            50,000            0
          Total borrowed funds                       81,808       11,174
        Other liabilities                            33,443       40,312

          Total liabilities                       1,605,987    1,616,413
      Commitments and contingent liabilities
      Stockholders' Equity

        Preferred stock - $.01 par value,
          233,000 and 370,000 shares authorized
          210,073 and 347,073 shares issued
          and outstanding                            18,794       31,050
        Common stock - $.01 par value,
          960,000 shares authorized

          424,200 shares issued and
          outstanding                                     4            4
        Common surplus                               40,350       40,350
        Retained earnings                            33,788       15,491

        Unrealized gain on securities held for
            sale                                      1,573            0
          Total stockholders' equity                 94,509       86,895

          Total liabilities and stockholders'   $ 1,700,496  $ 1,703,308
            equity

                            See accompanying notes


     New Dartmouth Bank
     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     For the Period
                                            July 1, 1992     October 10, 1991
                                                   to            to
     (In thousands, except per share data)  June 30, 1993    June 30, 1992

     Interest and loan fee income:
        Interest and fees on loans              $95,309      $ 89,418
        Interest on securities held for sale      3,304             0
        Interest on securities held to maturity  24,381        10,556
        Interest on interest bearing deposits
          in other banks and federal funds sold   1,241         2,678
        Interest on securities purchased under
          agreement to resell                       581           442
        Dividends on Federal Home Loan Bank
          stock                                   1,098           863
          Total interest and loan fee income    125,914       103,957

     Interest expense:
        Interest on deposits                     55,588        54,278
        Interest on securities sold under
         agreements to repurchase and
         other short-term borrowings              1,048           307
        Interest on Federal Home Loan
         Bank advances                            2,178             0
          Total interest expense                 58,814        54,585

     Net interest income                         67,100        49,372
     Provision for possible loan losses          16,101         3,216

     Net interest income after provision for
      possible loan losses                       50,999        46,156

     Noninterest income:
        Fees for services to customers            7,392         5,614
        FDIC Small Loan protection payments      10,903         2,216
        FDIC loan administration                      0         2,976
        Gain on sales of securities,  net         1,373             9
        Other income                              3,672         2,194
          Total noninterest income               23,340        13,009

     Noninterest expense:
        Salaries and employee benefits           17,985        11,594
        Occupancy and equipment expense           6,966         5,948
        Data processing expense                   3,408         2,071
        FDIC insurance assessment                 3,491         2,602
        Printing and mailing                      1,879         1,326
        Other expenses                           10,083         9,208
          Total noninterest expense              43,812        32,749

     Income before income taxes                  30,527        26,416
     Income tax expense                          11,145        10,925

     Net income                                 $19,382      $ 15,491

     Earnings per share:
        Primary                                 $ 43.63      $  36.10
        Fully diluted                             23.85         17.77

     Weighted average common shares outstanding
        Primary                                 444,282       429,093
        Fully diluted                           812,496       871,655

                            See accompanying notes

   New Dartmouth Bank
   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       Preferred Stock      Common Stock
                                                                                  Net
                                                                               Unrealized
                                                                                 Gain on   Total
   (In thousands,                          Number                              Securities  Stock-
   except per share    Number of             of              Paid in  Retained    Held     holders
   data)                Shares   Amount    Shares   Amount   Capital  Earnings   for Sale  Equity

   Balance at           347,073  $31,050  424,200   $    4   $40,350  $     0     $     0 $71,404
   October 10, 1991

   Net Income           _______  _______  _______   ______   _______   15,491              15,491
   Balance at June      347,073   31,050  424,200        4    40,350   15,491           0  86,895
   30, 1992

   Net Income                                                          19,382              19,382
   Preferred Stock     (137,000) (12,256)                              (1,085)            (13,341)
   redemption

   Net unrealized
   gain on
   securities held
   for sale, net of
   income taxes of
   $1,017                                                                           1,573   1,573


   Balance at June      210,073  $18,794  424,200   $    4   $40,350  $33,788      $1,573 $94,509
   30, 1993

                                       See accompanying notes

   New Dartmouth Bank
   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    For the Period
                                            July 1, 1992    October 10, 1991
                                                to                to
    (In thousands, except per share date)   June 30, 1993     June 30, 1992
    Cash flows from operating activities:
Net income                                    $  19,382         $  15,491
Adjustments to reconcile net income to
  net cash provided by
         (used in) operating activities:
  Provision for possible loan losses             16,101             3,216
  Amortization of premiums on
    securities                                    3,207               745
  (Gain) on sale of securities, net              (1,373)               (9)
  (Increase) decrease in mortgage loans
    held for sale                               (10,697)            3,725
  Loss on sale and disposal of premises
    and equipment                                   172                 0
  Depreciation and amortization of
    premises and equipment                          907               537
  Deferred tax expense (benefit)                   (844)            1,492
  Decrease in accrued interest payable             (201)           (3,271)
  Decrease in accrued interest
    receivable                                    2,154               294
  Decrease (increase) in due from FDIC           26,441           (30,927)
  Other, net                                     (9,741)           (6,531)
   Net cash provided by (used in)
   operating activities                          45,508           (15,238)
    Cash flows from investing activities:
Proceeds from maturities of securities          683,072           277,245
Proceeds from sales of securities               689,930            11,453
Purchases of securities                      (1,620,866)         (518,535)
Decrease (increase) in securities
  purchased under agreements to resell           34,000           (34,000)
Decrease in loans, net                          127,185           157,817
Proceeds from loans "put" to FDIC                56,707           123,200
Purchases of premises and equipment              (3,275)           (4,108)
Proceeds from sales of premises and
  equipment                                         476                 0
Premium received from FDIC for
  acquisition                                         0             4,500
Net cash received from banking
  institution acquired                                0            53,939
Net increase in other real estate owned            (661)                0
   Net cash provided by (used in )
     investing activities                       (33,432)           71,511

    Cash flows from financing activities:
Net increase in demand deposits,
N.O.W., money market and savings
  accounts                                       42,825            65,340
Net decrease in time deposits                  (117,016)         (672,463)
Increase in short-term borrowed funds            20,634             4,145
Increase in Federal Home Loan Bank
  advances                                       50,000                 0
Preferred stock redemptions                     (13,341)                0
   Net cash used in financing
     activities                                 (16,898)         (602,978)
   Decrease in cash and cash
     equivalents                                 (4,822)         (546,705)
   Cash and cash equivalents at
     beginning of period                         50,244           596,949
    Cash and cash equivalents at end
     of period
                                                $ 45,422         $  50,244


Supplemental disclosure of cash flow
  information
Cash paid during the period for:
   Interest expense                           $  59,015         $  57,856
   Income Taxes                                   9.736             7,618

On June 26, 1992, New Dartmouth acquired
 certain assets and assumed certain
 liabilities of the failed Somersworth
 Bank from the FDIC as follows:
Assets acquired net of cash and cash
 equivalents received                                            $  48,700
Cash and cash equivalents received (net
 of premium received)                                               54,000
Premium paid by the FDIC to New
 Dartmouth                                                           4,500
Liabilities assumed                                                102,700

   See accompanying notes


     New Dartmouth Bank
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     1.    FORMATION OF NEW DARTMOUTH

        New Dartmouth Bank ( New Dartmouth ) is a New Hampshire chartered guaranty savings bank that was formed to acquire certain assets and assume certain liabilities, as of the close of business on October 10, 1991 (the Acquisition Date ), from the Federal Deposit Insurance Corporation (the FDIC ), as Receiver of the failed Dartmouth Bank, New Hampshire Savings Bank and Numerica Savings Bank, FSB (collectively, the Failed Banks ). New Dartmouth was initially capitalized through the sale of $40.4 million of common stock to accredited investors and $31.0 million of non-voting, convertible, redeemable perpetual preferred stock ( Preferred Stock ) to the FDIC.

        Simultaneous with New Dartmouth's capitalization and the FDIC's appointment as Receiver, New Dartmouth entered into three Purchase and Assumption Agreements (collectively, the 1991 P&A Agreements ) with the FDIC as Receiver of the Failed Banks. Under the terms of the Agreements, New Dartmouth acquired from the FDIC $1.7 billion in certain assets and assumed $2.1 billion in deposits of the Failed Banks (collectively, the 1991 P&A Transaction ). The FDIC paid New Dartmouth $55.3 million to complete the transaction in addition to a payment of $400.8 million to New Dartmouth for the assumption of net liabilities. Included in the assets acquired were $1.4 billion of loans.

        Pursuant to the Agreements, New Dartmouth acquired Consulting Systems and Management Corporation ( CSM ), National Mortgage Company, Inc. ( NMC ) and United Savers Acceptance Corporation
     ( USAC ), all non-bank subsidiaries of the Failed Banks. CSM, a data processing subsidiary, ceased active operations in March 1992. USAC and NMC are currently engaged in servicing portfolios of automobile and residential real estate loans, respectively, that were sold into the secondary market.

        In connection with the 1991 P&A Transaction, the FDIC provided the following assistance:

        (a) the FDIC transferred an allowance for possible loan losses of 1.25% of the book value of all acquired loans to New Dartmouth;

        (b) the FDIC agreed to repurchase at book value, including up to 90 days accrued interest, subject to certain limitations, all loans, other than Small Loans, which become adversely credit classified within three years after the Acquisition Date ( Puts );

        (c) the FDIC agreed to share losses on certain small residential mortgage and consumer loans for the three-year period following the Acquisition Date by assuming 90% of amounts charged-off each quarter in excess of 0.0875% and 0.25% of the respective loan balances outstanding at the beginning of each quarter, and to reimburse New Dartmouth for up to 90 days accrued interest on such loans;

        (d) the FDIC agreed to reacquire, during the 180-day period following the Acquisition Date, certain assets with material defects in title which may impair collectibility; and

        (e) the FDIC agreed to indemnify New Dartmouth with respect to certain other matters.

        Putable loans are loans on the books of the Failed Banks as of the Acquisition Date which are other than Small Loans (defined below). Loans put to the FDIC during the period October 10, 1992 through October 9, 1993 are subject to a discount of 2% and loans put to the FDIC during the period October 10, 1993 through October 10, 1994 are subject to a discount of 4%. Small Loans are defined as consumer loans (including advances on home equity lines of credit) and residential mortgage loans (i.e., loans secured by mortgages on one to four family residential properties or by stock of cooperative housing associations) having a book balance as of the Acquisition Date of not more than $100,000 and $191,250, respectively. Amounts due from the FDIC under the Small Loan loss protection and put provisions are classified as Due from FDIC.

        Under the 1991 P&A Agreements, on the Acquisition Date all classified loans, charged-off loans and other real estate owned of the Failed Banks were transferred to an FDIC-owned special asset pool ( the Pool ). The Pool was serviced by New Dartmouth until March 9, 1992, as required under the terms of the 1991 P&A Agreements. Total fees received by New Dartmouth under this arrangement were $3.0 million and are included in noninterest income.

     2.    MERGER WITH SHAWMUT NATIONAL CORPORATION

        On March 23, 1993, New Dartmouth entered into an Agreement and Plan of Merger (the Merger Agreement ) with Shawmut National Corporation ( SNC ) pursuant to which SNC will acquire New Dartmouth through the merger (the Merger ) of New Dartmouth with a wholly owned subsidiary of SNC. Upon consummation of the Merger, New Dartmouth stockholders will become stockholders of SNC and will receive a number of shares of SNC Common Stock in exchange for each share of New Dartmouth Common Stock as shall be equal to the exchange ratio.

        Upon consummation of the Merger, each issued and outstanding share of New Dartmouth Common Stock will be converted into the right to receive a number of shares of SNC Common Stock equal to the quotient obtained by dividing (i) $310 by (ii) the Average Closing Price (the average of the daily closing price of SNC Common Stock for the fifteen consecutive trading days prior to the Merger), provided that if the Average Closing Price is (x) less than $19.975, then the Average Closing Price will be deemed to be $19.975 and the Exchange Ratio will be 15.519, unless waived by SNC and (y) greater than $27.025, then the Average Closing Price will be deemed to be $27.025 and the Exchange Ratio will be 11.471, unless waived by New Dartmouth.

        As a condition to SNC s merger proposal, New Dartmouth and SNC entered into a Stock Option Agreement pursuant to which New Dartmouth granted SNC an option to purchase up to 74.275 shares of New Dartmouth Common Stock, or 14.9% of the issued and outstanding shares of such common stock at March 31, 1993, at an exercise price of $310 per share. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, the Stock Option Agreement may discourage persons who might now or prior to the Merger be interested in acquiring New Dartmouth from considering such an acquisition, even if such persons were prepared to pay a higher price per share for New Dartmouth Common Stock than the price per share implicit in the Exchange Ratio. The option is exercisable only upon the occurrence of one of the following events: (a) a material breach by New Dartmouth of any of its covenants and agreements contained in the Merger Agreement; (b) New Dartmouth fails to publicly oppose a tender offer or an exchange offer to purchase shares of New Dartmouth Common Stock; (c) any person shall have acquired beneficial ownership or any group shall have been formed which beneficially owns, or has the right to acquire beneficial ownership, of 10% of the outstanding shares of New Dartmouth Common Stock; (d) any person who, as of March 23, 1993, owns or controls 10% or more of the outstanding shares of New Dartmouth Common Stock shall have acquired an additional 2% or more of the New Dartmouth Common Stock; (e) New Dartmouth Stockholders shall not have approved the Merger Agreement at the Special Meeting, or the Special Meeting shall have been cancelled prior to the abandonment of the Merger Agreement, in each case after it shall have been publicly announced that another person shall have (i) made, or disclosed an intention to make, a proposal to acquire New Dartmouth or (ii) filed an application under the Bank Holding Company Act or the Change in Bank Control Act of 1978, for approval to acquire New Dartmouth; or (f) New Dartmouth s Board of Directors shall not have recommended to New Dartmouth Stockholders that such stockholders vote in favor of the Merger.

        The Merger is expected to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue
     Service Code.

        Holders of New Dartmouth Common Stock and Preferred Stock will be asked to vote on the Merger at a Special Meeting of Stockholders to be held on August 26, 1993. New Hampshire law requires the affirmative approval of the holders of 66 2/3% of all the outstanding shares of New Dartmouth Common Stock and Preferred Stock, voting together as a single class, in order to obtain the permission of the Bank Commissioner of the State of New Hampshire to consummate the Merger. In addition, New Dartmouth s Articles of Agreement separately require that the Merger be approved by the holders of a majority of the outstanding shares of New Dartmouth Common Stock.

        The Merger is subject to prior approval by (i) the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, (ii) the FDIC under the Bank Merger Act, (iii) the Board of Trust Company Incorporation of the State of New Hampshire, (iv) the Board of Bank Incorporation of the Commonwealth of Massachusetts, and (v) the Bank Commissioner of the State of New Hampshire. The Merger will not be consummated unless all of the requisite regulatory approvals for such transactions are obtained without the imposition of any condition or requirement that, in the reasonable opinion of SNC, would so materially adversely affect the economic or business benefits to SNC of the Merger as

        New Dartmouth and SNC expect the Merger will occur prior to December 31, 1993.

     3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        New Dartmouth s consolidated financial statements have been prepared in accordance with generally accepted accounting principles and prevailing practices within the banking industry.

        Certain amounts in the 1992 financial statements have been reclassified to conform with the 1993 presentation.

     BASIS OF FINANCIAL STATEMENT PRESENTATION

        The consolidated financial statements include the accounts of New Dartmouth and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated. The financial statements reflect all adjustments which are, in the opinion of management, necessary to state fairly the results of operations for the periods presented. The acquisition of The Somersworth Bank on June 26, 1992 (the Somersworth Transaction ) has been accounted for as a purchase and the accompanying consolidated financial statements include the results of operations from the date of acquisition.

     CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest bearing deposits in other banks and federal funds sold.

     SECURITIES

        During 1993, as a result of changing industry practice and management s evaluation of the investment securities portfolio, New Dartmouth segregated its investment portfolio into securities held to maturity and those held for sale. Securities held for sale are to be held for an indefinite period of time and can be used for asset/liability management and may be sold in response to changes in interest rates, prepayment risk or other factors.

        In May 1993, the Financial Accounting Standards Board issued Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities ( FAS 115"). FAS 115 requires that debt and equity securities be classified as trading, available for sale or held to maturity. Securities classified as trading are reported at fair value with unrealized gains and losses included in income. Securities classified as held for sale are reported at fair value with unrealized gains and losses included as a separate component of stockholders equity. Securities classified as held to maturity are reported at amortized cost. In order to classify securities as held to maturity, management must have the positive intent and ability to hold securities to maturity.

        New Dartmouth adopted FAS 115 effective June 30, 1993 and on June 30, 1993 recorded a total unrealized gain of $2.6 million ($1.6 million, net of tax) as a separate component of stockholders equity.

        Gains or losses on sales of securities are computed on a specific identification method.

     LOANS

        Loans are stated at principal outstanding net of unearned income with the exception of mortgages held for sale which are carried at the lower of aggregate cost or market. Interest income on loans is recognized on an accrual basis based on the principal amount outstanding. Unearned income on loans made or purchased at a discount and loan related fees are recognized in interest income over the lives of the loans using a method that results in a level yield.

        When a loan, other than a credit card or student loan, reaches 90 days past due for principal or interest, it is placed on non-accrual status and interest accrued is reversed and charged against current year interest income. Collections on non-accrual loans which are not subject to the FDIC protection are applied as either a reduction of principal or interest income depending upon management s assessment of the ultimate collectibility of principal. Loans are removed from non-accrual status when they become current as to principal and interest and when, in the opinion of management, the loans are estimated to be fully collectible on a timely basis as to principal and interest.

        In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ( FAS 114"). Among other things, FAS 114 requires that impairments of loans due to uncollectibility of principal and interest be measured based upon the present value of probable and estimable future cash flows. Previously, measurement of such impairments was on an undiscounted basis. FAS 114 is effective for fiscal years beginning after December 15, 1994. Generally, the impact of FAS 114 will be to increase loan losses and, because of the effect of discounting, provide future interest income on impaired loans. Had FAS 114 been adopted at June 30, 1993, management believes that it would not have had a material effect on New Dartmouth s financial position and results of operations.

        On October 10, 1991, New Dartmouth allocated approximately $39.0 million of the federal financial assistance it received from the FDIC as part of the 1991 P&A Transaction as a discount against the acquired loan portfolio representing New Dartmouth s estimate of potential future losses in excess of the protection provided by the FDIC. On June 26, 1992, New Dartmouth allocated approximately $3.6 million of the federal financial assistance it received from the FDIC as part of the Somersworth Transaction as a discount against the acquired loan portfolio representing New Dartmouth s estimate of potential future losses. These discounts were not accreted into interest income in Fiscal 1993 or 1992.

        An allowance for possible loan losses is established for the absorption of potential losses on loans through charges to current expense. Loan losses are charged against this allowance for possible loan losses and subsequent recoveries are added to it. Small Loan protection payments received from the FDIC are recorded as noninterest income and offset by a corresponding provision for possible loan losses.

        The amount and adequacy of this allowance is determined by management and is based on several factors, including, but not limited to, a review and evaluation of specific loans, the overall quality, growth and composition of the loan portfolio, an evaluation of present and anticipated economic conditions and other pertinent factors. While management considers the allowance for possible loan losses to be adequate to provide for losses inherent in the portfolios, it should be noted that it is based on estimates and ultimate losses may vary from the estimates if future conditions differ substantially from the assumptions used in making the evaluation. It is possible that future events may result in additional charge-offs and changes in the level of the allowance for possible loan losses and the level of non-performing loans. Further, various regulatory agencies, as an integral part of their examination process, periodically review New Dartmouth's allowance for possible loan losses. Such agencies may require New Dartmouth to recognize additional provisions to the allowance for possible loan losses based on judgments different from those of management.

     PREMISES AND EQUIPMENT

        Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to expense using the straight-line method over the estimated useful life of each asset. Expenditures for maintenance and repairs are charged to expense as incurred. The cost of major additions and improvements are capitalized, Amortization of leasehold improvements on leased facilities is charged to expense using the straight-line method over the shorter of the useful life of the asset or the term of the lease. Upon retirement or disposition, the cost and accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is credited to or charged against income.

     OTHER REAL ESTATE OWNED

        Other real estate owned is comprised of foreclosed properties for which New Dartmouth has received title. The properties are recorded at the lower of the remaining principal balance of the foreclosed loan or estimated fair market value. Estimated fair market value is determined on the basis of an appraisal at the time of foreclosure. The difference between the principal balance and the estimated fair value of the loan at the time of foreclosure is charged against the allowance for possible loan losses. Any subsequent write-down, related to loans that originally qualified for Small Loan loss protection, resulting from an excess of the carrying value over the fair market value is subject to reimbursement by the FDIC under the Small Loan Loss Protection provisions of the 1991 P&A Agreement. Any subsequent write-down, related to loans originated or acquired after October 10, 1991, resulting from an excess of the carrying value over the fair market value is charged to expense.

     INCOME TAXES

        Income taxes are provided at the statutory federal and state income tax rates on income and unrealized gains or losses on securities held for sale as reported in the accompanying financial statements. Deferred taxes are provided as a result of the recognition of certain income and expense items in different time periods for financial and income tax purposes.

        New Dartmouth adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), effective October 10, 1991. FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. In estimating future tax consequences, FAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates.

     EARNINGS PER SHARE

        Primary earnings per share is determined on the basis of the weighted average number of shares of common stock outstanding after giving effect to dilutive stock options and warrants.

        Fully diluted earnings per share reflects both the effect of dilutive stock options and warrants and the dilutive effect of conversion of each share of preferred stock into 1.25 shares of common stock (the maximum conversion ratio applicable for the preferred stock).

     FAIR VALUE OF FINANCIAL INSTRUMENTS

        New Dartmouth implemented Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS 107"), for the year ended June 30, 1993, which requires New Dartmouth to disclose the fair value of its financial instruments. A financial instrument is defined as cash, evidence of an ownership interest in an entity or a contract that conveys or imposes the contractual right or obligation to either receive or deliver cash or another financial instrument. Examples of financial instruments included in New Dartmouth's balance sheet are cash, federal funds sold, debt and equity securities, loans, demand, savings and other interest-bearing deposits, securities sold under agreements to repurchase and Federal Home Loan Bank advances. Examples of financial instruments which are not included in New Dartmouth's balance sheet are commitments to extend credit, standby letters of credit and loans sold with recourse. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in forced sale or liquidation and is best evidenced by a quoted market price if one exists.

        FAS 107 requires the fair value of deposit liabilities with no stated maturity, such as demand deposits, N.O.W. and money market accounts, to equal the carrying value of these financial instruments and, therefore, does not allow for the recognition of the inherent value of these core deposit relationships.

        New Dartmouth has estimated fair value based on quoted market prices, where available. In cases where quoted market prices were not available, fair values were based on the quoted market price of a financial instrument with similar characteristics, the present value of expected future cash flows or other valuation techniques. Each of these alternative valuation techniques utilizes assumptions which are highly subjective and judgmental in nature. Subjective factors include, among other things, estimates of cash flows, the timing of cash flows, risk and credit quality characteristics and interest rates. Accordingly, the results may not be precise and modifying the assumptions may significantly affect the values derived. In addition, fair values established utilizing alternative valuation techniques may or may not be substantiated by comparison with independent markets. Further, fair value may or may not be realized if a significant portion of the financial instruments were sold in a bulk transaction. Therefore, any aggregate unrealized gains or losses should not be interpreted as a forecast of future earnings or cash flows. Furthermore, the fair value disclosed should not be interpreted as the aggregate current value of New Dartmouth.

        The methodology and assumptions utilized to estimate the fair value of New Dartmouth's financial instruments, not previously discussed in the policy statements above, are described below.

        Financial instruments with fair value approximate to carrying value - The carrying value of cash and due from banks, interest-bearing deposits in other banks, federal funds sold and securities sold under agreement to repurchase, demand deposits, savings, N.O.W. and money market deposits, and accrued interest income and expense approximate fair value due to the short-term nature of these financial instruments.

        Securities - The fair value of securities held for sale and securities held to maturity was derived based on quoted market prices.

        Loans - The fair value of loans was estimated for groups of similar loans based on the type of loan, interest rate characteristics, credit risk and maturity. The carrying value of loans maturing or repricing within 90 days was estimated to approximate fair value due to the short-term characteristics of these loans. The fair value of performing loans was estimated by discounting expected future cash flows utilizing appropriate discount rates. Prepayments were not anticipated for either fixed-rate or variable-rate loans. The fair value of non-accruing loans was estimated by discounting expected future cash flows utilizing appropriate discount rates, commensurate with a portfolio of non-accruing loans. As appropriate, the fair values reflect the FDIC loss protection. The fair value of loans was approximately $928.4 million at June 30, 1993 compared to a carrying value of $900.2 million.

        Deposits - The fair value of deposits with fixed maturities was estimated by discounting expected future cash flows utilizing interest rates currently being offered on deposits with similar characteristics and maturities. The fair value of these deposits was approximately $811.2 million at June 30, 1993 compared to a carrying value of $803.0 million.

        Federal Home Loan Bank Advances - The fair value of Federal Home Loan Bank advances was estimated by discounting expected future cash flows utilizing interest rates currently being offered on advances with similar characteristics and maturities. The fair value of these advances was approximately $50.7 million at June 30, 1993 compared to a carrying value of $50.0 million.

        Off-balance sheet financial instruments - The fair value of commitments to extend credit and standby letters of credit was determined based on the discounted value of fees currently charged for similar agreements and was not significant. The fair value of New Dartmouth's recourse obligations was not significant due to FDIC credit protection.

     4.    SOMERSWORTH ACQUISITION

        On June 26, 1992, New Dartmouth and the FDIC, as Receiver for The Somersworth Bank, Somersworth, New Hampshire ("Somersworth"), entered into a Purchase and Assumption Agreement (the "Somersworth Agreement"), whereby New Dartmouth assumed Somersworth's deposits, totaling approximately $101.6 million and purchased certain assets totaling approximately $54.0 million. New Dartmouth accounted for the Somersworth transaction under the purchase method of accounting. New Dartmouth's June 30, 1992 financial statements include Somersworth's results of operations since the date of acquisition.

        Under the terms of the Somersworth Agreement, the FDIC retained Somersworth's initial pool of classified assets and paid New Dartmouth $4.5 million to complete the transaction in addition to a payment of $48.7 million to New Dartmouth for the assumption of net liabilities. The FDIC is not providing New Dartmouth with loan loss protection with respect to the acquired loans. New Dartmouth allocated approximately $3.6 million of the federal financial assistance received from the FDIC as a discount against the acquired loan portfolio.

        In fiscal 1993, New Dartmouth returned to the FDIC approximately $6.6 million, of the loans acquired as part of the Somersworth Transaction ($6.0 million net of discount). These loans should have been retained by the FDIC under the terms of the Somersworth Agreement.

     5.    CASH AND DUE FROM BANKS

        New Dartmouth is required by the Federal Reserve Bank of Boston to maintain average balances in the form of cash or noninterest bearing deposits. Reserve balances of $16.7 million at June 30, 1993 were maintained in accordance with these requirements compared to reserve balances of $11.0 million at June 30, 1992.

     6.    SECURITIES

        A summary of the amortized cost and market value of the securities held for sale portfolio at June 30,1993 is as follows:

                                                Gross      Gross
June 30, 1993                      Amortized Unrealized Unrealized  Market
(In thousands)                        Cost      Gains     Losses     Value

U.S. Government and federal
  agency obligations                $213,196 $     10  $      2  $213,204
Collateralized mortgage obligations   55,210      290       152    55,348
Mortgage-backed securities            92,265    2,453         9    94,709

     Total securities held for sale $360,671 $  2,753  $    163  $363,261

          Securities held for sale with a market value of $34.4 million were pledged to secure funds on deposit and Federal Home Loan Bank advances.

          A summary of the amortized cost and market value of securities held to maturity at June 30, 1993 is as follows:

                                                Gross      Gross
June 30, 1993                      Amortized Unrealized Unrealized  Market
(In thousands)                        Cost      Gains     Losses     Value

U.S. Government and federal
  agency obligations                $ 76,587 $  1,334  $      0  $ 77,921
Obligations of state and political
  subdivisions                         8,168        0         0     8,168
Collateralized mortgage obligations  201,381    1,309       308   202,382
Mortgage-backed securities            30,019      335         8    30,346
Other                                     55       17         0        72

     Total debt securities           316,210    2,995       316   318,889
Federal Home Loan Bank stock          14,877        0         0    14,877

     Total securities held
       to maturity                  $331,087 $  2,995  $    316  $333,766

          Securities held to maturity with an amortized cost of $102.4 million were pledged to secure funds on deposit, short-term borrowings, and Federal Home Loan Bank advances.

          Proceeds from sales of securities were $689.9 million for the year ended June 30, 1993. Gross gains of $2.4 million and gross losses of $1.0 million were realized on those sales.

          A summary of the amortized cost and market value of securities at June 30, 1992 is as follows:

                                                Gross      Gross
June 30, 1992                      Amortized Unrealized Unrealized  Market
(In thousands)                        Cost      Gains     Losses     Value

U.S. Government and federal
  agency obligations                $211,441 $  1,930  $     38  $213,333
Obligations of state and political
  subdivisions                         2,938        0         0     2,938
Collateralized mortgage obligations   95,951      628       210    96,369
Mortgage-backed securities           108,090    1,301        23   109,368
Other                                 12,431       40        25    12,446

     Total debt securities           430,851    3,899       296   434,454
Federal Home Loan Bank stock          14,877        0         0    14,877

     Total securities held
       to maturity                  $445,728 $  3,899  $    296  $449,331

          Investment securities with an amortized cost of $39.2 million were pledged to secure funds on deposit and short-term borrowings at June 30, 1992. Proceeds from the sales of investments were $5.4 million during the period October 10, 1991 to June 30, 1992. Gross gains of $15,000 and gross losses of $7,000 were realized on those sales. Proceeds from sales of mortgage-backed securities were $6.0 million during the period and gross gains of $1,000 were realized on those sales.

          The amortized cost and market value of debt securities at June 30, 1993, by contractual maturity, are summarized below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                            Securities held for sale     Securities held to maturity

June 30, 1993             Amortized  Market             Amortized  Market
(In thousands)              Cost      Value     Yield     Cost      Value     Yield

Due in one year or less    $163,165  $163,175    3.22%  $ 40,033  $ 40,547     6.38%
Due after one year
  through five years         50,031    50,029    4.69     41,749    42,490     5.50
Due after five years
  through ten years               0         0    0.00      1,636     1,732     8.70
Due after ten years               0         0    0.00      1,392     1,392     7.36

    Total                   213,196   213,204    3.56     84,810    86,161     6.01

Collateralized mortgage
  obligations                55,210    55,348    5.39    201,381   202,382     5.39
Mortgage-backed
  securities                 92,265    94,709    5.44     30,019    30,346     5.34

    Total                  $360,671  $363,261    4.33%  $316,210  $318,889     5.55%


     7.   LOANS AND LOAN COMMITMENTS

          The following tables summarize New Dartmouth's outstanding loan portfolio:

                                     Loans subject to
                                     FDIC protection
  June 30, 1993                            Small               Other     Total
  (In thousands)                            Loan     "Put"     Loans     Loans

  Residential real estate                $466,251  $ 33,339 $ 49,277 $  548,867
  Consumer                                 57,097       231   76,213    133,541
  Commercial real estate                        0   220,340    9,045    229,385
  Commercial                                    0    26,220   11,360     37,580
  Construction                                  0     5,076      274      5,350

       Gross loans                        523,348   285,206  146,169    954,723
       Discount on loans                   42,086         0        0     42,086

         Gross loans, net of discount on
           loans acquired from the FDIC  $481,262  $285,206 $146,169 $  912,637

                                     Loans subject to
                                     FDIC protection
  June 30, 1992                            Small               Other     Total
  (In thousands)                            Loan     "Put"     Loans     Loans

  Residential real estate                $566,674  $ 44,352 $ 47,357 $  658,383
  Consumer                                129,549       307   14,114    143,970
  Commercial real estate                        0   300,449    6,955    307,404
  Commercial                                    0    34,029    1,835     35,864
  Construction                                  0    10,431        0     10,431
       Gross loans                        696,223   389,568   70,261  1,156,052
       Discount on loans                   42,669         0        0     42,669

       Gross loans, net of discount on
           loans acquired from the FDIC  $653,554  $389,568 $ 70,261 $1,113,383

          The foregoing tables do not include any allocation of the $39.0 million discount on loans acquired from the FDIC pursuant to the 1991 P&A Agreements or the $3.6 million discount on loans acquired from the FDIC pursuant to the Somersworth Agreement. There was no accretion of these discounts from October 10, 1991 to June 30, 1993. The discount was adjusted, however, in connection with the return to the FDIC of certain loans acquired in the Somersworth Transaction. See Note 4 above.

          At June 30, 1993, New Dartmouth had $32.8 million of non-accrual loans and $0.9 million in loans 90 days past due and still accruing compared to $84.1 million and $1.2 million, respectively, at June 30, 1992. Interest income for the year ended June 30, 1993 relating to non-accrual loans would have been $2.5 million had these loans performed according to their original terms. Interest income actually recorded for the year ended June 30, 1993 was approximately $0.8 million. The FDIC will reimburse New Dartmouth up to 90 days of interest that would have been earned had these loans performed in accordance with their original terms. Amounts due from the FDIC at June 30, 1993, resulting from the Small Loan and "put" protection processes, were $6.5 million and $0.00, respectively, compared to $2.0 million and $28.5 million, respectively at June 30, 1992.

          The following table summarizes the loans "put" to the FDIC under the terms of the 1991 P&A Agreements for the periods indicated below:

                                           For the Period
                                   July 1, 1992      October 10, 1991
                                       to                 to
(In thousands)                     June 30, 1993     June 30, 1992

Loans "put" to the FDIC              $  57,808            $ 124,778
1.25% initial allowance and
  2% discount for loans "put"
  to the FDIC during the period          1,101                1,578

     FDIC reimbursement              $  56,707            $ 123,200

          The following table summarizes New Dartmouth's net charge-offs and the payments received from the FDIC under the Small Loan protection provisions of the 1991 P&A Agreements for the periods indicated:

                                           For the Period
                                   July 1, 1992      October 10, 1991
                                       to                 to
(In thousands)                     June 30, 1993     June 30, 1992

Small loan net charge-offs            $  16,090            $   6,560
FDIC Small Loan protection payments      10,903                2,216

          New Dartmouth considers its primary market area for lending and deposit activities to be the State of New Hampshire. Although New Dartmouth has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is reliant upon the economic stability of the area.

          In the normal course of business, New Dartmouth enters into commitments to lend to customers. These commitments are not recorded on the consolidated balance sheet. These off-balance sheet items include commitments to extend credit and standby letters of credit. Commitments to extend credit are contracts made by New Dartmouth to lend to a customer under specified conditions. Failure to satisfy these conditions by the customer would terminate New Dartmouth's obligation to lend. Generally, these commitments have fixed expiration dates and require the payment of fees. Due to the fixed expiration dates or other termination agreements, these commitments may not be drawn upon. Therefore, total commitments outstanding do not necessarily represent future cash outlays. The amount of collateral necessary is determined on an individual basis.

          Standby letters of credit are conditional commitments issued by New Dartmouth as a financial or performance guarantee of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in commitments to extend credit.

          The following table summarizes New Dartmouth's loan commitments to extend credit at June 30, 1993:

(In thousands)                         June 30, 1993

Residential real estate                $    24,802
Commercial real estate                       1,380
Construction                                   923
Commercial                                   7,353
Consumer                                    17,060
   Total                               $    51,518

Standby Letters of Credit              $       288

          At June 30, 1993, New Dartmouth had commitments to sell residential real estate loans totaling approximately $12.2 million. New Dartmouth and its subsidiary, NMC, also have recourse obligations as a result of certain loan sales by the Failed Banks or NMC prior to the Acquisition Date. These recourse obligations are subject to the same Small Loan protection provisions as loans held in the portfolio. At June 30, 1993, loans sold with recourse amounted to $144.1 million. At June 30, 1993, New Dartmouth and NMC were servicing a portfolio of $345.3 million of residential real estate loans compared to $301.5 million at June 30, 1992.

     8.   ALLOWANCE FOR POSSIBLE LOAN LOSSES

          The following table summarizes the change in the allowance for possible loan losses for the periods indicated:

                                                   For the Period
                                       July 1, 1992         October 10, 1991
                                           to                      to
(In thousands)                         June 30, 1993        June 30, 1992


Balance at beginning of period        $   13,151           $    17,507
Provision charged to operations           16,101                 3,216
Allowance for possible loan
   losses of acquired loans                    0                   566
                                          29,252                21,289

Loans charged-off subject to
   Small Loan protection                 (17,588)               (6,866)
Other loans charged-off                     (189)                    0
Recovery of loans subject to
   Small Loan protection                   1,498                   306
Recovery of other loans                        8                     0
FDIC settlement adjustments                  518                     0
1.25% initial allowance and 2% discount
   for loans "put" to the FDIC after
   October 10, 1992                       (1,101)               (1,578)

Balance at end of period              $   12,398           $    13,151

     9.   PREMISES AND EQUIPMENT

          Premises and equipment consist of the following:


(In thousands)                         June 30, 1993      June 30, 1992

Furniture and equipment               $    3,710            $    4,643
Buildings and improvements                 1,938                     7
Land                                       1,442                     0

                                           7,090                 4,650
Less:  accumulated depreciation
   and amortization                        1,257                   537

Premises and equipment, net           $    5,833            $    4,113


          Total depreciation expense for the year ended June 30, 1993 amounted to $907,000 compared to $537,000 for the period October 10, 1991 to June 30, 1992.

          The terms on operating leases range from one to ten years. Total rent expense was approximately $3.7 million for the period July 1, 1992 to June 30, 1993 compared to $3.3 million for the period October 10, 1991 to June 30, 1992. The future minimum lease payments under non-cancelable operating lease agreements with initial or remaining terms in excess of one year are as follows:


(In thousands)                         June 30, 1993

1994                                   $    2,190
1995                                        2,143
1996                                        2,101
1997                                        2,042
1998                                          939
Thereafter                                  2,271

Total minimum obligations              $   11,686

     10.  DEPOSITS

          Time deposits of $100,000 or more totaled $44.2 million at June 30, 1993 compared to $49.5 million at June 30, 1992.
     Interest expense incurred on these deposits was $2.0 million for the year ended June 30, 1993 compared to $1.1 million for the period October 10, 1991 to June 30, 1992.

     11.  SHORT-TERM BORROWED FUNDS

          A summary of short-term borrowed funds at June 30, 1993 follows:

                                                      1993
                                                    Weighted    Maximum
                         June 30, 1993      Average  Average   Month-end
(In thousands)           Balance  Rate      Balance     Rate     Balance

Securities sold under
  agreements to
  repurchase          $  31,808  3.39%   $  30,469    3.44%   $  44,061

          A summary of short-term borrowed funds at June 30, 1992 follows:

                                                     1993
                                                    Weighted    Maximum
                         June 30, 1992      Average  Average   Month-end
(In thousands)           Balance  Rate      Balance   Rate      Balance

Securities sold under
  agreements to
  repurchase          $ 10,940   4.22%    $  8,597    4.95%    $ 12,865
Treasury Tax &
  Loan note                234   4.28            6    3.62          234

     Total            $ 11,174   4.22%    $  8,603    4.95%    $ 13,099

          At June 30, 1993, $40.3 million of U.S. Treasury securities were pledged as collateral for securities sold under agreements to repurchase. At June 30, 1992, approximately $15.5 million of U.S. Treasury securities were pledged as collateral for securities sold under agreements to repurchase, and approximately $500,000 in other securities were pledged as collateral for the Treasury Tax and Loan note.

     12.  FEDERAL HOME LOAN BANK ADVANCES

          As of June 30, 1993, New Dartmouth has the ability to borrow up to approximately $510.1 million, or 30% of its total assets, from the Federal Home Loan Bank of Boston ("FHLBB") with no restriction on the terms of maturity. At June 30, 1993, New Dartmouth had outstanding borrowings of $50.0 million with a weighted average interest rate of 5.38%. FHLBB advances are scheduled to mature as follows:

     (In thousands)               Balance            Rate

          August 19, 1994        $25,000             4.12%
          September 30, 2002      25,000             6.67%

          At June 30, 1993, mortgage-backed securities and collateralized mortgage obligations with a market value of $85.9 million were pledged as collateral for outstanding FHLBB advances and New Dartmouth's overnight credit line. New Dartmouth has the ability to repay its FHLBB advances prior to maturity. At June 30, 1993, the prepayment penalty on advances of $50.0 million amounted to approximately $700,000.

     13.  INCOME TAXES

          The components of the provision for income taxes are as follows:

                                                   For the Period
                                       July 1, 1992         October 10, 1991
                                           to                      to
(In thousands)                         June 30, 1993        June 30, 1992

Current tax expense:
   Federal                              $ 10,736              $  8,560
   State                                   1,253                   873

                                          11,989                 9,433

Deferred tax expense:

   Federal                                  (672)                1,486
   State                                    (172)                    6

                                            (844)                1,492

Tax expense on income                     11,145                10,925
Deferred tax expense on unrealized gain
   included in stockholders' equity        1,017                     0

Total tax expense                       $ 12,162              $ 10,925

   Deferred tax liabilities (assets) are comprised of the following:

                                                   For the Period
                                       July 1, 1992         October 10, 1991
                                           to                      to
(In thousands)                         June 30, 1993        June 30, 1992

Excess of book over tax basis
  of assets acquired                    $ 10,246              $ 15,908
Provision for possible loan losses         9,771                 1,717
Unrealized gains included in
  stockholders' equity                     1,017                     0
Other                                        164                     0

   Gross deferred tax liabilities         21,198                17,625

Federal financial assistance              (7,390)              (12,196)
Loan discount accretion                   (4,836)               (3,343)
Other                                     (1,319)                 (676)

   Gross deferred tax assets             (13,545)              (16,215)
   Deferred tax asset valuation
     allowance                             1,465                 1,465

   Net deferred tax liabilities         $  9,118              $  2,875

          The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate of 34% to pretax income from continuing operations as a result of the following differences:

                                                             For the Period
                                                             October 10, 1991
                                       For the Year Ended          to
                                         June 30, 1993       June 30, 1992

(In thousands)                         Amount   Percent      Amount   Percent

Tax expense at statutory rate        $ 10,379      34.0%  $  8,981   34.0%
Increase (decrease) in rates
  resulting from:
    State taxes, net of federal
    income tax benefit                    713       2.3        576    2.2
    Valuation allowance                     0       0.0      1,465    5.5
    Other-net                              53       0.2        (97)  (0.3)

   Tax expense on income             $ 11,145      36.5%   $10,925   41.4%

          On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Act) was enacted. Among other things, the Act increases the corporate tax rate from 34 percent to 35 percent for corporations with taxable income in excess of $10 million. Management believes that the Act will not have a material effect on New Dartmouth.

     14.  COMMITMENTS AND CONTINGENCIES

          New Dartmouth and its subsidiaries are involved in a number of legal proceedings arising out of, and incidental to, their respective businesses. Management of New Dartmouth, based on its review with legal counsel of the merits of each of these proceedings, does not anticipate that any losses that may be incurred as a result of these legal proceedings would materially affect New Dartmouth's consolidated financial position.

          On October 31, 1991, New Dartmouth entered into a five year non-cancelable facilities management contract with a third-party vendor for its data and item processing services. Under the contract, the vendor provides the hardware, software and staff required to perform these services. New Dartmouth provides the vendor with suitable facilities. The minimum annual commitment under this contract is approximately $3.0 million. Items processed in excess of monthly base volumes are charged on a per item basis. Expenses under this contract for the twelve months ended June 30, 1993 amounted to $3.4 million.

     15.  STOCKHOLDERS' EQUITY

          New Dartmouth was initially capitalized through the issuance of $31.0 million of Preferred Stock to the FDIC and the sale of $40.4 million of common stock to private investors.

          On October 10, 1991, New Dartmouth issued 347,073 shares of non-voting, convertible, redeemable, preferred stock ("Preferred Stock") to the FDIC at a price of $89.46 per share. The shares of Preferred Stock are redeemable at New Dartmouth's option at a price that increases by approximately 7.2% per year for the first four years, by 22.1% in year five and by 12.6% per year thereafter. The redemption price increases quarterly. At June 30, 1993, the redemption price was $101.01 per share. The Preferred Stock is convertible into Common Stock beginning October 10, 1994 if held by, or immediately on transfer to, anyone other than the FDIC. The conversion ratio will be 1.00 share of Common Stock for 1.00 share of Preferred Stock in year four and will increase to 1.10 shares of Common Stock for 1.00 of Preferred Stock in year five and 1.25 shares of Common Stock for
     1.00 share of Preferred Stock thereafter.

          So long as the FDIC owns Preferred Stock that, assuming the full conversion thereof into Common Stock, constitutes at least 10% of the then outstanding common stock, New Dartmouth may not declare or pay dividends on any shares of its capital stock without the FDIC's prior consent. A holder of the Preferred Stock is entitled to receive dividends per share equal to dividends per share paid on common stock. There were no dividends declared or paid from October 10, 1991 to June 30, 1993.

          On January 25, 1993, New Dartmouth redeemed 112,000 shares of Preferred Stock having an aggregate value of $10.9 million at a redemption price of $96.95 per share. On April 8, 1993, New Dartmouth redeemed an additional 25,000 shares, for $2.5 million at a redemption price of $99.28 per share. In May 1993, the New Hampshire Bank Commissioner approved a petition of the Board of Directors to redeem the remaining shares of Preferred Stock.

          On August 9, 1993, New Dartmouth notified the FDIC of its intention to redeem an additional 40,000 shares of its preferred stock outstanding for $4.1 million in August 1993.

          As a condition to SNC's merger proposal, New Dartmouth and SNC entered into a Stock Option Agreement dated March 23, 1993 pursuant to which New Dartmouth granted Shawmut National Corporation an option to purchase up to 74,275 shares of New Dartmouth Common Stock, at an exercise price of $310 per share. See Note 2 above.

     16.  WARRANTS AND STOCK OPTION PLAN

          New Dartmouth has adopted a management warrant plan and a stock option plan authorizing the granting of warrants and options to issue 47,133 shares of common stock to senior executives.

          Warrants for 11,783 shares were granted on October 10, 1991 at an initial price of $100.00 per share which escalates by 1.75% per quarter. These warrants vested in three installments over an eighteen month period and can be exercised during the lifetime of the employee. At June 30, 1993, the warrants for 11,783 shares were fully exercisable and the warrants had an exercise price of $112.91 per share.

          Warrants for 17,675 shares were granted on October 10, 1991 for which the exercise price is $109.06 per share. These warrants vest in three installments over a three year period and can be exercised during the lifetime of the employee. At June 30, 1993, warrants for 5,892 shares were fully exercisable.

          Options for 9,250 shares and 1,500 shares were granted on September 10, 1992 and December 17, 1993, respectively, at exercise prices of $129.82 and $149.83 per share, respectively. These options vest in equal installments on June 30, 1995, June 30, 1996 and June 30, 1997. Options are exercisable for a period of ten years from the date of the grant.

          There were 6,925 shares available for future grants under the stock option plan. The exercise price of the warrants and options approximated fair market value at the date of the grant. There were no warrants or options exercised for the year ended June 30, 1993 or for the period October 10, 1991 to June 30, 1992.

     17.  EMPLOYEE BENEFIT PLANS

          Defined Contribution Employee Savings and Retirement Plan. New Dartmouth maintains a defined contribution, tax qualified, employee savings and retirement plan (the "401(k) Plan") in which all employees of New Dartmouth working more than 1,000 hours per year are eligible to participate after completing 1,000 hours of service to New Dartmouth and attaining the age of 21. Participants are entitled to contribute between 1% and 15% of their salaries per year up to the federally prescribed maximum, which for 1992 is $8,728. Each year, New Dartmouth contributes to each participant's account an amount equal to 25% of the participant's contribution up to the first 4% of the participant's base salary. Each participant is immediately vested with respect to both the participant's respective contribution and New Dartmouth's contribution. New Dartmouth's contribution to the 401(k) plan for the period July 1, 1992 to June 30, 1993 amounted to $67,303 compared to $32,600 for the period October 10, 1991 to June 30, 1992.

          Supplemental Retirement Arrangements. Effective October 10, 1991, New Dartmouth entered into a three-year Consulting Agreement with its Chairman. Pursuant to the terms of the Agreement, New Dartmouth is obligated to provide maximum annual retirement benefits up to 12% of the Chairman's base compensation. The supplemental retirement benefit accrues and vests annually at the rate of 4% per year over the three-year term of the Agreement. The supplemental retirement benefit will be payable monthly for ten years commencing on the earliest of
     (i) the termination of the Agreement, (ii) the Chairman's attainment of age 65, and (iii) the Chairman's death. Any retirement benefits remaining unpaid at the Chairman's death will be paid to his designated beneficiary.

          Pursuant to the terms of an Employment Agreement with its President and Chief Executive Officer, New Dartmouth is obligated to provide maximum annual retirement benefits through a non-qualified, unfunded arrangement of up to 45% of his Average Base Salary. The supplemental retirement benefit accrues and vests annually at the rate of 4% per year. The supplemental retirement benefit will be paid monthly for 10 years commencing upon (i) the later of his retirement date or age 65 or (ii) his death, if earlier. Any retirement benefits remaining unpaid at his death will be paid to his designated beneficiary.

          The expense incurred under the Supplemental Retirement
     Arrangements was $96,000 for the period July 1, 1992 to June 30, 1993 compared to $71,000 for the period October 10, 1991 to June 30, 1992.

          Senior Management Incentive Program. New Dartmouth has a Senior Management Incentive Program for the benefit of eligible participants who hold positions of Vice President or above. Amounts eligible for distribution under the Senior Management Incentive Program are determined by the Board of Directors, at its sole discretion, based upon (i) a formula containing certain financial targets for New Dartmouth and (ii) the exercise of discretionary authority by New Dartmouth's President and Chief Executive Officer, based upon a participant's attainment of individual performance goals and objectives. New Dartmouth's discretionary contribution to 23 eligible participants under the Senior Management Incentive Program for the year ended June 30, 1993 amounted to $175,000 compared to $99,300 for the period October 10, 1991 to June 30, 1992.

          Profit Sharing Plan. New Dartmouth instituted a Profit Sharing Plan in January 1992 for the benefit of all employees in lieu of a pension plan. To be eligible to participate in the plan, an individual must be a full-time employee with a minimum of one year of service. New Dartmouth's annual contribution to the Profit Sharing Plan is determined by the Board of Directors, at its sole discretion, based on New Dartmouth's earning performance for the year. The annual discretionary contribution is made to eligible participants based on a percentage of each participant's salary. New Dartmouth's contribution to the Profit Sharing Plan is deposited into a separate trust on behalf of the participants. The Profit Sharing Plan is intended to satisfy the requirements of a qualified retirement plan. New Dartmouth's discretionary contribution for the year ended June 30, 1993 amounted to $450,000, or 4% of eligible participants' base salaries compared to $216,700 for the period October 10, 1991 to June 30, 1992.

     18.  RELATED PARTIES

          It is New Dartmouth's practice that loans, other than credit card loans and overdraft protection, will not be granted to executive officers and directors. At June 30, 1993, loans and loan commitments to executive officers and directors aggregated $143,802 compared to $158,583 at June 30, 1992.

          On October 10, 1991, New Dartmouth entered into a Consulting Agreement with the Chairman of its Board of Directors. Pursuant to the terms of the agreement, he will serve as a non-exclusive Chairman of the Board of Directors. In such capacity, he performs such services for New Dartmouth as the Board of Directors designates. The agreement expires on October 9, 1994 and provides for payments totaling $250,000 per year.

     19.  SUBSEQUENT EVENT (UNAUDITED)

          On November 15, 1993, the Federal Reserve Board, by 3 to 3 vote, failed to approve SNC's application to acquire New Dartmouth. Because SNC was unable to obtain by November 15, 1993 all regulatory approvals necessary to consummate the proposed Merger, New Dartmouth was entitled to abandon the transaction under the terms of the Merger Agreement.

          On December 20, 1993, SNC and New Dartmouth agreed to amend the Merger Agreement to extend the deadline for completing the Merger to June 30, 1994. Pursuant to the terms of the Merger Agreement, as amended, each share of New Dartmouth Common Stock will be exchanged for shares of SNC Common Stock having a value equal to $310.95 plus 177% of New Dartmouth's net earnings per share (assuming the exercise of all outstanding options and warrants) from October 1, 1993 through the closing date subject to certain adjustments. For purposes of calculating the number of shares of SNC Common Stock to be exchanged for each share of New Dartmouth Common Stock, if the market price of SNC Common Stock prior to closing exceeds $23.14, the Exchange Ratio will be calculated as if the market price were $23.14. If the market price of SNC Common Stock is less than $17.11, then the Exchange Ratio will be calculated as if the market price were $17.11, unless SNC waives this provision.